UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 1, 2016 (October 31, 2016)

HEALTHWAYS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-19364	62-1117144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cool Springs Boulevard Franklin, Tennessee	37067
(Address of principal executive offices)	(Zip Code)

(615) 614-4929
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Separation Agreement and General Release
On October 31, 2016 (the "Separation Date"), Robert E. Dries' employment as Chief Financial Officer of Healthways, Inc. (the "Company") terminated pursuant to a Separation Agreement and General Release (the "Separation Agreement").  The Separation Agreement provides that Mr. Dries is entitled to receive:
•	severance in an amount equal to 12 weeks of his regular base salary, payable in accordance with the Company's regular payroll procedures;
•
the option to continue group health coverage through the Consolidated Omnibus Budget Reconciliation Act upon timely payment of the required premiums, with the Company subsidizing a portion of Mr. Dries' premiums for 12 weeks following the Separation Date; and

•
any vested benefits due to Mr. Dries pursuant to the terms of any employee benefits plan and any benefits that are due or may become due under any health or welfare plan of the Company in which Mr. Dries was a participant on or prior to the Separation Date.

The Separation Agreement also includes a release of claims against the Company and provides that Mr. Dries will be subject to non-competition and non-solicitation restrictions for 12 weeks following the Separation Date.
Interim Chief Financial Officer
Effective November 1, 2016, in connection with the termination of Mr. Dries' employment, the Board of Directors of the Company (the "Board") appointed Glenn Hargreaves, the Company's Chief Accounting Officer, to serve as the Company's Interim Chief Financial Officer.   In connection with his appointment as the Company's Interim Chief Financial Officer, the Compensation Committee of the Board approved an increased annual base salary rate equal to $350,000 and an increased short-term cash incentive target equal to 55% of Mr. Hargreaves' base salary, in each case, for the period during which Mr. Hargreaves serves as the Company's Interim Chief Financial Officer.  Additionally, on November 1, 2016, Mr. Hargreaves received a one-time equity grant of 10,000 restricted stock units (the "RSUs") that vest in full on the first anniversary of the grant date and have a grant date fair value determined by multiplying the aggregate number of the RSUs by the closing price per share of the Company's common stock on the November 1, 2016.

Mr. Hargreaves, 50, has served as the Company's Chief Accounting Officer since July 2012. Prior to his promotion to Chief Accounting Officer, Mr. Hargreaves served as the Company's Controller from January 2011 to July 2012 and the Company's Director of Tax from April 2005 until January 2011. Mr. Hargreaves will continue to serve as the Company's Chief Accounting Officer during his tenure as Interim Chief Financial Officer.

There are no family relationships, as defined in Item 401 of Regulation S-K, between Mr. Hargreaves and any of the Company's executive officers or directors or any person nominated or chosen by the Company to become a director or executive officer. Mr. Hargreaves was not selected pursuant to any arrangement or understanding between him and any other person. In addition, Mr. Hargreaves does not have a direct or indirect material interest in any transaction that would be required to be disclosed under Item 404(a) of Regulation S-K.
Item 8.01.  Other Events.
On November 1, 2016, the Company issued a press release announcing the termination of Mr. Dries' employment with the Company and the appointment of Mr. Hargreaves as the Company's Interim Chief Financial Officer. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 9.01.  Financial Statements and Exhibits.
(d)  Exhibits

Exhibit 99.1	Press Release, dated November 1, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
HEALTHWAYS, INC.

By:	/s/ Mary Flipse
Mary Flipse
Chief Legal Officer
Date:  November 1, 2016

EXHIBIT INDEX

Exhibit 99.1	Press Release, dated November 1, 2016.